                         Employment and Pension Contract


                                     between


DLW Corporation, Bietigheim
- hereafter referred as "the company" -
represented by the board of supervisors, in turn
represented by its chairman, Dr. Horst Burgard                  - first party -

                                       and

Dr. Bernd Pelz,
born February 11, 1944                                           -second party-


                                      (S)1


(1) By decision of the board of supervisors on October 6, 1989, Dr. Pelz has been appointed to be a member of the executive board of the company, effective April 1, 1990. This appointment will be effective until March 31, 1995.

(2) Dr. Pelz promises to carry out his assigned duties in observance of the legal regulations, statutes, orders of the executive board, decisions of the board of supervisors, and this employment contract.

(3) Dr. Pelz must devote his entire effort and time in service exclusively to the company and must preserve and promote the interests of the company with great care.

(4) In the absence of prior written consent from the chairman of the board of supervisors for this company, Dr. Pelz may not undertake any business or professional activity (whether alone or in collaboration, compensated or not), participate in similar or related enterprises, or serve as a member of the board or in any similar function for another company. The acceptance of honorary offices, unless required by law, also requires the approval of the chairman of the board of supervisors. The same also applies to publications that could have an adverse effect on the interests of the company.


                                      (S)2

Dr. Pelz represents the company [effective only] together with another member of the executive board or an authorized official.


                                      (S)3


(1)  As remuneration for his service, Dr. Pelz shall receive

     a) a fixed, gross annual salary of 220,000.00 DM, to be paid out in equal monthly payments over the course of the year.

     b) in addition, Dr. Pelz shall receive a profit-based bonus for each percent of dividends distributed by the company for the fiscal year, as long as no prior claims on profits or amounts designated for reserves are included therein.

          The bonus amounts to

          7,000.00 DM with dividend rates up to and including 16% and 12,500.00 DM with dividend rates over 16%

          It shall be issued at the close of the shareholders' meeting that deals with the handling of profits.

          The profit-based bonus is guaranteed [at a minimum of] 180,000.00 DM for the first two years this contract is in effect.

(2) Travel expenses and other expenditures arising from company business are reimbursed separately up to the maximum amount allowed by tax laws.

                                      (S)4


Dr. Pelz is entitled to five weeks of vacation per year. The [scheduling of] vacation time is to be coordinated with the other members of the executive board as well as the chairman of the board of supervisors.


                                      (S)5


(1) Should Dr. Pelz be prevented from carrying out his duties because of illness or through circumstances beyond his control, he will be entitled to receive his salary for up to 6 months, but not beyond the end of the employment contract.

(2) Should Dr. Pelz die while the contract is in force, his widow or--if she is no longer living--his children shall be entitled to the fixed salary, per
     (S) 3, paragraph 1 a), for the duration of three months after the month of his death as well as to a prorated, profit-based bonus, per (S) 3, paragraph 1b).


                                      (S)6


Dr. Pelz shall be obliged, upon his departure from the executive board, to make available to the company all seats held within the supervisory board and other offices connected with his appointment as an executive board member and, if requested by the company, to do all he can to assist with the installation to his position of an individual to be designated by the board of supervisors.

                                      (S)7


(1)  Should Dr. Pelz depart from his service in the company


     a)   due to permanent disability or

     b)   after reaching age 65 or

     c) because the company does not renew his appointment as executive board member after April 1, 1995 through no fault of his own,


     then Dr. Pelz shall receive a retirement pension, to be paid in equal monthly payments at the end of each month for the remainder of his life. Should the employment contract end before he reaches age 65 due to reasons not listed in paragraph 1 a) or c), then Dr. Pelz shall become entitled to his maintenance settlement, if and so far as the legal requirements for nonforfeitability are met.

(2) In the event of (S) 7, paragraph 1 c), Dr. Pelz must allow any income from other professional endeavors to be dedected from his retirement pension, if the combined amount exceeds the fixed salary, as per section (S) 3, paragraph 1 a).

(3)  Upon reaching age 65, Dr. Pelz shall become eligible to retire.


                                      (S)8


(1) The amount of the retirement pension is calculated on the basis of time in active service with the company at the moment entitlement begins. This amounts to 45% of the fixed annual salary as of April 1, 1990 and increases for each full year in service after April 1, 1990 by 1% of the fixed annual salary, up to a maximum of 60%. The executive bonus does not fall under the meaning of salary.

(2) Should the base salary for an unmarried federal civil servant in the B 9 salary bracket (ministry department head), including Christmas bonus--however, not including salary weighting allowance or other remuneration and benefits of any kind--change from the amount effective at the beginning of the retirement payment, then at that time the retirement pension shall also change at the same percentage rate. [This change will take place] at the beginning of the month after the change in the official civil servant salary comes into effect.


                                      (S)9


In addition to the executive bonus for the previous fiscal year, to which Dr. Pelz is entitled in the first year of retirement, Dr. Pelz shall also receive in the second year of retirement 3/4 of the full bonus; in the third year, one half; and in the fourth year, 1/4, based at the time on the previous fiscal year.


                                      (S)10


The entitlements per (S) 7 through 9 shall cease if, after becoming eligible for retirement, Dr. Pelz participates, without the approval of the board of supervisors, directly or indirectly in a competing enterprise or undertakes any activity which harms the interests of the company.


                                      (S)11


Should Dr. Pelz die during active service or after he becomes eligible to receive his retirement pension, in the absence of grounds to revoke his entitlement to the pension, his widow shall become entitled, notwithstanding the stipulation of (S) 5, paragraph 2, to a widow's pension as follows:

(1) The widow shall become entitled to 60% of the benefits per (S) 8 and (S) 9. This entitlement shall cease in the event of her death or her remarriage.

(2) Should Dr. Pelz no longer be married at the time of his death, or should his widow die later, each child shall receive 30% of the payments arranged for in (S) 8 and (S) 9; however, together the children may receive no more than 60% of the pension entitlement described in (S) 8.

     The orphan's pension entitlement for each child ceases at age 21. If a child is still a student at this time, the orphan's pension entitlement will be extended to the end of his/her studies, but not beyond the 25th birthday. The entitlement to the orphan's pension ceases likewise when the child marries. Should the spouse be unable to earn a shared living wage, then [the entitlement shall be extended] up to but not beyond the 25th birthday.


                                     (S)12


(1) This contract shall remain in effect until the end of the period for which Dr. Pelz has been appointed a member of the executive board. It shall be extended--under the same terms as before--to [cover any subsequent] period for which Dr. Pelz, by decision of the board of supervisors at that time, is newly appointed as a member of the executive board. It shall cease in any case with the completion of the appointment.

(2) The board of supervisors shall renew the appointment at the time not later than a half-year before its completion. Should the board fail to do this, it shall be expressing thereby that the appointment shall not be renewed.

Changes and amendments to this contract must be in written form. If any of the terms of this contract cease to be in effect, the force of the remaining terms shall not be affected.



Frankfurt/Main, October 13, 1989







                                                 [signature]
                                              Dr. Horst Burgard
                                    Chairman of the Board of Supervisors
                                             of DLW Corporation





Bornheim, dated







                                                 [signature]
                                                Dr. Bernd Pelz

Dr. Burgard's letter dated August 10, 1989:


Dear Dr. Pelz,

referring to our telephone conversation I am sending you attached the amended draft contract.

In supplementing the contract I am in the position to state that after the necessary introductory and transition period you shall have the sole responsibility for the "operations" position in the Vorstand (Management Board). In that function you are responsible for the production of all companies of the DLW AG and its subsidiaries, the technical equipment, development etc.. The functions of the other Members of the Board are contained in the statutes of the Board.

The following prerequisites are common with DLW:

 .    automobiles (Daimler Benz, largest size of the middle class) to be used for company and private use (taxation as usual),

 .    the usual employers payments for social security as well as

 .    an accident insurance

sincerely yours,

Dr. Horst Burgard

                                                              November 19, 1991

Personal/Confidential

Dr. Bernd F. Pelz
Chairman of the Executive Board
DLW Corporation
PO Box 1 40

7120 Bietigheim-Bissingen



Dear Mr. Pelz,

The executive committee of the board of supervisors has decided to amend (S) 8, paragraph (1) of the employment and pension contract you signed on October 13, 1989, as follows:

                                    (S)8(1)

     "The amount of the retirement pension is calculated, subject to Section 3, on the basis of time in active service with the company at the moment entitlement begins. This amounts to 45% of the fixed annual salary as of April 1, 1990 and increases for each full year in service after April 1, 1990 by 1% of the fixed annual salary, up to a maximum of 60%. In the event of permanent disability, per (S) 7, paragraph 1 a), the retirement pension shall amount to 60% of the fixed annual salary, regardless of the number of years in service. The executive bonus does not fall under the definition of salary."

Please confirm your acceptance of this contract amendment on the enclosed copy of the letter.

Sincerely,


                                                 [initialed]





Bietigheim 11-22-91...                                     [signature]

                                                                November 19,1991

Dr. Bernd F. Pelz
Chairman of the Executive Board
DLW Corporation
PO Box 1 40

7120 Bietigheim-Bissingen



Dear Mr. Pelz,

In order to ensure fairness to all members of the executive board and to reconcile the time of departure [in the fiscal year] from active service in DLW Corporation with the [calendar] year of entry into retirement, (S) 9 of your employment and pension contract is being amended and shall now read as follows:

                                      (S)9

     "In addition to the executive bonus to which Dr. Pelz is entitled for the fiscal year underway at the time of his entry into retirement (first [calendar] year of retirement), for the second year of retirement Dr. Pelz shall receive: the full bonus share for his time in active service with the executive board during that fiscal year, plus three fourths for the remaining time; in the third year of retirement, one half; and in the fourth year of retirement, one fourth. This will occur as if he were an active board member."

Per regulations, please confirm your acceptance of this amendment on the enclosed copy of the letter.

Sincerely,


                                            [initialed]







Bietigheim 11-22-91                                        [signature]
Place, Date                                                  Dr. Bernd F. Pelz

DR. ROLF-E. BREUER                                      DEUTSCHE BANK AG
                                                        TAUNUSANLAGE 12
                                                        60262 FRANKFURT AM MAIN

                                                        December 20, 1996


Dr. Bernd F. Pelz
Chairman of the Executive Board
DLW Corporation
Stuttgarter StraBe 75

74321 Bietigheim-Bissingen




Dear Dr. Pelz,

The executive committee of the board of supervisors has decided, in light of the financial situation of DLW AG, to leave the fixed salary for the board unchanged for 1997. However, the executive bonus plan, which up to now has been purely dividend-based, will be replaced. Because the old plan made payment of special, partial bonuses necessary, due to low or no dividend payments by DLW AG in past years, it will be replaced with a new plan which makes possible a variable remuneration based upon results and projects in the individual areas of responsibility. By standardizing the relationship between projected bonus and fixed salary at a 5 to 8 ratio, the new executive bonus plan is tied to an increase in your total salary (if projections are met) to 634,000.00 DM in 1997.

The executive committee is convinced that, with the following changes in your employment contract, the basis for a transparent, results-based and fully adaptable remuneration system will result.

                                    (S)3(1)

     "As remuneration for his work, Dr. Pelz shall receive

     a) a fixed, gross annual salary of 390,000.00 DM, which is to be paid out in equal monthly payments over the course of the year;

     b) a results-based, annual bonus, the amount of which is to be based upon the plan to be drawn up at the beginning of the fiscal year. This bonus shall be calculated from the results and projects for which Dr. Pelz is responsible as well as from the shared results of the combined corporation, which are included in the planning. If projections are met, the bonus should amount to 244,000.00 DM. The bonus will be issued at the close of the regular shareholders' meeting at the end of the fiscal year."

For the year 1997, your bonus shall be calculated according to a plan, which was already discussed with you and which is detailed in the enclosed document. On a related matter, I would be grateful if you could provide me with an overview of the basic distribution among the different corporate divisions as well as the central division.

Please confirm on the enclosed copy of the letter your acceptance of the change in the contract and the bonus plan for the year 1997.

I hope you have a nice Christmas, a good start in 1997 and continued success with DLW.

                                                 Sincerely,

                                                 [signature]

Enclosure
---------




I accept:
ref. Letter Dr. Breuer dated 1-21-97
Bietigheim-Bissingen, dated 1-23-97                        [signature]
                                                           (Dr. Bernd F. Pelz)

Dr. Breuer's letter dated January 6, 1998:

Dear Dr. Pelz,

I am pleased to be able to tell you that the Presidential Committee of the DLW Supervisory Board has decided effective January 1, 1998 to raise your fixed salary to DM 415,000 - and to have the variable part of your total income constitute 40% of your total salary, provided plans are met.

For 1998 the committee suggests that the variable income be dependent upon following performance criteria:

                                               % of variable income

Return on gross sales DLW Group                33.3 %
Return on equity DLW AG                        33.3 %
Return on gross sales floorings                16.7 %
Return on assets floorings                     16.7 %

The weight of the individual criteria reflects your responsibility for the total DLW Group as Chairman of the Management Board and also considering your special responsibility for the floor covering division. In addition to this we intend to base the bonus payments on your proposal dated November 26, 1997 in regard to the variability and the band width.

Concerning 1997 the auditors of DLW AG will determine the relevant values upon which your bonus payments for 1997 will be based.

The raise in your compensation is an appreciation of your services to the company and the expectation that you will continue to bond a sustainable profitability of DLW AG.

Please confirm with your signature that you accept the bonus scheme for 1998 and return the relevant document.

With our best wishes for a successful business in the coming new year.

Dr. Rolf-E. Breuer